Exhibit 5.1

Marshall Islands Law Legal Opinion

1	Addressees and Date of Opinion

This opinion is addressed to the following persons:

Icon Energy Corp.

17th km National Road

Athens-Lamia & Foinikos Str.

14564, Nea Kifissia

Athens, Greece

This opinion is issued on February 4, 2026.

2	Background

We have acted as counsel to Icon Energy Corp., a Marshall Islands corporation (the “Company”), in connection with the Company’s at-the-market offering (the “Offering”) of common shares, par value $0.001 per share, having an aggregate offering price of up to $3.4 million (“Common Shares”) pursuant to that certain at the market offering agreement dated February 4, 2026 (the “ATM Agreement”) entered into and between the Company and Maxim Group LLC as the agent. The Common Shares are being offered and sold pursuant to the registration statement on Form F-3 (File No. 333-291988) (the “Registration Statement”), and the base prospectus included therein (the “Base Prospectus”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on December 5, 2025, and declared effective by the Commission on December 15, 2025.

3	Documents

3.1	As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

3.1.1	the Registration Statement;

3.1.2	the prospectus supplement dated February 4, 2026 (as amended or supplemented, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

3.1.3	a copy of the ATM Agreement;

3.1.4
a copy of the Company’s board of directors unanimous written consent dated January 30, 2026 and a copy of the unanimous written consent of the securities committee of the Company’s board of directors dated February 2, 2026;

3.1.5	a copy of the Company’s amended and restated articles of incorporation and by-laws (the “Constitutional Documents”); and

3.1.6
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

3.2	In such examination, we have assumed:

3.2.1	the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents;

3.2.2	the genuineness of all signatures and the authenticity of all documents submitted to us as originals;

3.2.3	the conformity to original documents of all documents submitted to us as conformed or photostatic copies;

3.2.4	that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete; and

3.2.5	the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.  We have not independently verified the facts so relied on.

4	Scope of Opinion

4.1	We have further assumed for the purposes of this opinion, without investigation, that:

(a)	the Registration Statement, as amended and supplemented, will continue to be effective;

(b)
all securities will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands in respect of which we are opining);

(c)	at or prior to the time of the delivery of any of the Common Shares, there will not have occurred any change in the law or the facts affecting the validity of the Common Shares; and

(d)
the ATM Agreement and any other instruments, agreements and other documents relating to the Offering and the issuance of Common Shares have been duly authorized, executed and delivered by each of the parties thereto other than the Company.

4.2
This opinion letter is limited to Marshall Islands law and is given as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

5	Opinion

Based upon and subject to the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that:

5.1	The issuance, offer and sale of the Common Shares has been duly authorized by the Company.

5.2	The Common Shares, when issued, sold and paid for as contemplated in the Prospectus and ATM Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K to be filed with the Commission on the date hereof, and to each reference to us and the discussion of advice provided by us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Stephenson Harwood LLP

Stephenson Harwood LLP